Exhibit 5.1

Deloitte LLP La Tour Deloitte 1190 Avenue des Canadiens-de-Montréal Suite 500 Montreal QC H3B 0M7 Canada Tel: 1 514-393-7115 Fax: 1 514-390-4100

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated March 7, 2019, relating to the consolidated financial statements of BCE Inc. and subsidiaries (“BCE”) and the effectiveness of BCE’s internal control over financial reporting appearing in the Annual Report on Form 40-F of BCE Inc. for the year ended December 31, 2018 and to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

Independent Registered Public Accounting Firm

/s/ Deloitte LLP1

Montréal, Canada

May 23, 2019

1 CPA auditor, CA, public accountancy permit no. A124391